Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CAPSTONE HOLDING CORP.
(A NEVADA CORPORATION)

Article 1
NAME

The name of the corporation is Capstone Holding Corp. (the “Corporation”).

Article 2
DURATION

The duration of the Corporation’s existence shall be perpetual.

Article 3
PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted, or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”). The Corporation shall also have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purpose or purposes of this Corporation.

Article 4
CAPITAL STOCK

Section 4.1 Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Seventy-Five million (75,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $0.0005 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is Fifty million (50,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Twenty-Five million (25,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 4.3 of this Article 4.

Section 4.2 Common Stock.

(a) Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the “Articles”) or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b) Voting Rights.

(i) Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(ii) Except as otherwise required in these Articles, the holders of the issued and outstanding shares of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iii) The holders of the issued and outstanding shares of Common Stock, as such, shall not be entitled to vote on any amendment to these Articles or to a certificate of designation of Preferred Stock that alters or changes the powers, preferences, rights or other terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other class or series of Preferred Stock, to vote thereon as a separate class pursuant to these Articles or a certificate of designation of Preferred Stock or pursuant to the NRS as currently in effect or as the same may hereafter be amended.

(c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e) Consideration for Shares. The Common Stock authorized by these Articles shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 4.3 Preferred Stock.

(a) Designation. The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside these Articles or the resolution if the manner in which the fact or event may operate on such series is stated in these Articles or resolution. As used in this section, “fact or event” includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such Series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the NRS.

(c) Series B Preferred Stock. Two million (2,000,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Section 4.3(c) of this Article 4 refer to sections and subsections of this Section 4.3(c) of this Article 4.

(i) Dividends.

A. From and after the date of the issuance of any shares of Series B Preferred Stock, the holders of the Series B Preferred Stock shall not be entitled to receive dividends on shares of Series B Preferred Stock.

B. If the Corporation shall declare and pay to the holders of Common Stock a dividend or other distribution (excluding a dividend or other distribution payable in shares of Common Stock) (any such non-excluded dividend or other distribution, a “Distribution”) at any time after the issuance of any shares of Series B Preferred Stock, then, in each such case, a holder of shares of Series B Preferred Stock shall be entitled to receive (as hereinafter described) the amount of the Distribution that such holder would have been entitled to receive after the declaration and payment of such Distribution if such shares of Series B Preferred Stock has been converted (without giving effect to any limitation on conversion) immediately prior to the record date for the determination of stockholders entitled to receive such Distribution (a “Specified Dividend Amount”). Any accumulation of a Specified Dividend Amount shall not bear interest. Specified Dividend Amount shall be paid upon conversion of Series B Preferred Stock pursuant to Section (iii) below.

(ii) Liquidation.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (but excluding a reorganization, merger, consolidation or sale, transfer or other disposition of all of substantially all of its property, assets or business), distributions to the stockholders of the Corporation shall be made in the following manner:

A. Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, the accumulated and unpaid Specified Dividend Amounts (the “Liquidation Preference”). If, upon such liquidation, dissolution or winding up of the Corporation, the assets and funds distributed are insufficient to permit the payment of the full Liquidation Preferences set forth in this Section (ii), then the entire assets and funds legally available for distribution shall be first distributed ratably among the holders of the Series B Preferred Stock in proportion to the Liquidation Preference each such holder is otherwise entitled to receive.

B. Remaining Assets. After payment or setting apart of payment of the Liquidation Preference set forth in Section 4.3(c), the holders of the Common Stock and the Series B Preferred Stock shall be entitled to receive the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each such holder of Common Stock and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by each such holder of Series B Preferred Stock if such shares of Series B Preferred Stock has been converted (without giving effect to any limitations on conversion).

(iii) Conversion.

A. The holder of any share or shares of Series B Preferred Stock shall have the right, at its option, to convert all or any portion of such shares into fully paid and nonassessable shares of Common Stock of the Corporation, at any time after the two (2) year anniversary of the IPO Date, subject to the Closing Share Price being equal to or greater than the Hurdle Share Price as of such conversion date. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock (the “Conversion Rate”) shall be equal to the result of the Incremental Share Price as of such date of determination, multiplied by 985,063 shares of Common Stock (such number of shares, the “Specified Share Count”), multiplied by the Reciprocal Number, divided by the Closing Share Price as of such date of determination.

B. The Series B Preferred Stock shall be convertible at the principal office of the Corporation into fully paid and nonassessable shares of Common Stock at their applicable Conversion Rate.

C. In order to convert shares of Series B Preferred Stock into shares of Common Stock pursuant to the right of conversion set forth in subsection (A) above, the holder thereof shall surrender the certificate or certificates representing such shares of Series B Preferred Stock, duly endorsed to the Corporation or in blank, at the principal office of the Corporation and shall give written notice to the Corporation that such holder elects to convert the same, stating in such notice the name or names in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued. The Corporation shall, within five (5) business days, deliver at said office or other place to such holder of Series B Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with any cash to which such holder shall be entitled in lieu of fractional shares. Shares of Series B Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of Series B Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

D. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

E. The applicable Conversion Rate shall be subject to the following adjustments:

(i) If the Corporation shall declare and pay to the holders of Common Stock a dividend or other distribution payable in shares of Common Stock, the applicable Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of Series B Preferred Stock has been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution. Notwithstanding the foregoing, no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(ii) If the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation, the applicable Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above if such shares of Series B Preferred Stock had been converted immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

(iii) In case the Corporation shall effect a reorganization, shall merge with or consolidate into another entity, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Common Stock, then each holder of Series B Preferred Stock shall be given a written notice from the Corporation informing each holder of the terms of such reorganization, merger, consolidation, or disposition of assets and of the record date thereof for any distribution pursuant thereto, at least ten (10) days in advance of such record date, and each holder of Series B Preferred Stock shall have the right thereafter to receive, upon conversion of such Series B Preferred Stock, the number of shares of stock or other securities, property or assets of the Corporation, successor or transferee or Affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock equal to the Conversion Rate applicable to such series immediately prior to such event, multiplied by the number of shares of Series B Preferred Stock as may be converted (without giving effect to any limitations on the ability to convert). The provisions of this subsection (iii) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

(iv) If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation thereof each holder of shares of Series B Preferred Stock shall have been given a reasonable opportunity to elect to receive, upon conversion of the shares of Series A Preferred Stock then held by such holder (without giving effect to any limitations on the ability to convert), either the stock, securities, cash or assets then issuable with respect to the Common Stock or the stock, securities, cash or assets issued to previous holders of the Common Stock in accordance with such offer, or the equivalent thereof.

(v) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of such shares shall be considered an issue or sale of Common Stock, for the purposes of this subsection (E).

(vi) If a state of facts shall occur which, without being specifically controlled by the provisions of this subsection (E), would not fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

(vii) All calculations under this subsection (E) shall be made to the nearest one-thousandth of a share.

(viii) Whenever the applicable Conversion Rate shall be adjusted pursuant to this subsection (E), the Corporation shall forthwith obtain, and cause to be delivered to each holder of Series B Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the board of directors determined the fair value of any consideration) and specifying the new applicable Conversion Rate. In the case referred to in subsection (iii), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Series B Preferred Stock after giving effect to the provisions of such subsection (iii).

F. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion or exchange of all shares of Series B Preferred Stock at the time outstanding. The Corporation shall at all times take such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of Series B Preferred Stock in accordance with the provisions hereof.

G. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of Series B Preferred Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of a whole share of Common Stock on the business day preceding the day of conversion.

(iv) Voting.

Except as otherwise required by the NRS, these Articles of Incorporation, or any agreement among holders of capital stock of the Corporation, the holders of shares of Series B Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by series, on all matters on which holders of Common Stock shall have the right to vote. The holders of shares of Series B Preferred Stock shall have the right to cast one vote for each share of Series B Preferred Stock held by them.

(v) Series B Preferred Stock Protective Provisions.

A. Until such time as less than 50% of the shares of Series B Preferred Stock issued on the IPO Date remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series B Preferred Stock), the holders of at least 50% of the then outstanding shares of Series B Preferred Stock shall have the right to appoint two (2) members to the board of directors.

B. Except as otherwise required by the DGCL, until such time as less than 20% of the shares of Series B Preferred Stock issued on the IPO Date remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series B Preferred Stock), without the approval of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not, either directly or indirectly, by amendment, merger, consolidation or otherwise:

(I) amend, alter or change the provisions of the Corporation’s Articles of Incorporation or By-laws, or increase or decrease the authorized number of members constituting its board of directors;

(II) increase or decrease the authorized number of shares of Series B Preferred Stock (or options, warrants or other rights to purchase or acquire any such capital stock or any security convertible into or exchangeable or exercisable for any such capital stock), or authorize, create or issue any series or shares of capital stock which have any rights (such as voting, liquidation, redemption or otherwise) which are senior or pari passu to, or could adversely affect any of the rights of, the Series B Preferred Stock (or options, warrants or other rights to purchase or acquire any such capital stock or any security convertible into or exchangeable or exercisable for any such capital stock), as the case may be, or otherwise take any action which would alter or adversely affect the rights of the Series B Preferred Stock (or options, warrants or other rights to purchase or acquire any such capital stock or any security convertible into or exchangeable or exercisable for any such capital stock);

(III) become a party to any merger or consolidation; sell, lease or otherwise dispose of any of its or any of its subsidiaries’ assets other than sales and leases of assets in the ordinary course of business and other than the replacement of outmoded or damaged equipment with new equipment; voluntarily dissolve, liquidate or wind up the Corporation or carry out any partial liquidation of the Corporation;

(IV) purchase or redeem any shares of its capital stock other than pursuant to agreements with officers or employees of the Corporation relating to repurchase of stock after termination of employment;

(V) adopt or otherwise institute any stock option, restricted stock, or equity incentive plan for, or otherwise issue any stock or options to, employees, consultants or directors of the Corporation, except that the Corporation may authorize an equity incentive plan and issue stock or options pursuant thereto for employees, consultants and directors provided that the total number of shares and options issued thereunder shall not exceed ten percent (10%) of the outstanding shares of Common Stock of the Corporation on a fully diluted basis and such shares and options may only be issued on terms and conditions acceptable to the B of directors;

(VI) issue any shares of capital stock of the Corporation other than pursuant to an equity incentive plan permitted pursuant to preceding subsection (V);

(VII) acquire any assets or stock of another entity, whether by means of acquisition of assets or stock or by merger, or enter into any joint venture; and

(VIII) incur (or any of its subsidiaries incur) any indebtedness for borrowed money, other than refinancings of existing indebtedness that do not increase the then outstanding principal amount of such indebtedness.

(vi) Definitions.

A. “Applicable Exchange” means the principal securities exchange or trading market where shares of Common Stock are listed or traded.

B. “Closing Share Price” means, as of any date of determination, the closing price per share of Common Stock on the Applicable Exchange as reported by Bloomberg, LP as of such date.

C. “Hurdle Share Price” means $40 per share of Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Common Stock.

D. “Incremental Share Price” means, as of any date of determination, the amount by which the Closing Share Price exceeds the Hurdle Share Price.

E. “Reciprocal Number” means 1 divided by the number of shares of Series B Preferred Stock issued on the IPO Date.

F. “IPO Date” means the date of issuance of shares of Common Stock pursuant to the Specified Registration Statement.

G. “Market Capitalization” means, as of any date of determination, the product of the Closing Share Price as of the immediately preceding date and the number of shares of Common Stock outstanding as of such immediately preceding date.

H. “Specified Registration Statement” means the Form S-1 registration statement publicly filed with the Securities and Exchange Commission on December 31, 2024, as amended.

(vii) Amendments. No provision of this Section 4.3(c) may be amended, modified or waived without the approval of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock.

Section 4.4 Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

Section 4.5 General.

(i) No stockholder has any right or will be permitted to cumulate votes in any election of directors.

(ii) Shares of one class or series of stock may be issued as a share dividend in respect of another class or series, Section 78.215(4) of the NRS notwithstanding.

Article 5
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors consisting of not less than three directors nor more than nine directors, the exact number of directors to be determined from time to time by resolution adopted by the board of directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The terms of the initial Class I directors shall terminate on the first anniversary of the date of their appointment or until their respective successors are duly appointed; the term of the initial Class II directors shall terminate on the second anniversary of the date of their appointment or until their respective successors are duly appointed; and the term of the initial Class III directors shall terminate on the third anniversary of the date of their appointment or until their respective successors are duly appointed. At each annual meeting of stockholders beginning with the first annual meeting held after the effective date of this Article 5, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining terms of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the board of directors, howsoever resulting (including without limitation newly created directorships), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation or the resolution or resolutions adopted by the board of directors, and such directors so elected shall not be divided into classes pursuant to this Article 5 unless expressly provided by such terms.

Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Article 6
BYLAWS

The board of directors shall have the power to adopt, amend, restate, or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the stockholders to adopt, alter, amend, restate, or repeal the Bylaws, provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

Article 7
LIMITATIONS OF DIRECTORS’ LIABILITY

A director shall have no liability to the Corporation or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS 78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the NRS is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by NRS as so amended. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

Article 8
INDEMNIFICATION

Section 8.1 Indemnification and Insurance.

(a) Indemnification of Directors and Officers.

(i) For purposes of this Article, (A) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

(ii) Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 8.1, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Articles, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a Stockholder.

(iii) Indemnification pursuant to this Section 8.1 shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(iv) The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that a director or officer of the Corporation is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

(b) Indemnification of Employees and Other Persons. The Corporation may, by action of its board of directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(c) Non-Exclusivity of Rights. The rights to indemnification provided in this Article 8 shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of these Articles, or the Bylaws of the Corporation, agreement, vote of Stockholders or directors, or otherwise.

(d) Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

(e) Other Financial Arrangements. The other financial arrangements which may be made by the Corporation may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

(f) Other Matters Relating to Insurance or Financial Arrangements. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 8.1 may be provided by the Corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 8.1 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his or her action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 8.2 Amendment. Notwithstanding any other provision of these Articles relating to their amendment generally, any repeal or amendment of this Article 8 which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

Article 9
AMENDMENTS

(a) The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner, and subject to approval by stockholders as, now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

(b) If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any sentence of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article 10
EFFECTIVE TIME

The effective time of these Articles of Incorporation shall be the date and time that these Articles of Incorporation are filed with the Secretary of State of the State of Nevada, or, if later, the effective date and time specified in the certificate accompanying such filing.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be signed by Matthew E. Lipman, its Chief Executive Officer, on __________, 2025.

CAPSTONE HOLDING CORP.

By:
Name:	Matthew E. Lipman
Title:	Chief Executive Officer